UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 29, 2012

Date of Report (Date of earliest event reported)

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-23697	84-1084061
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6000 Spine Road, Suite 100, Boulder, CO 80301

(Address of principal executive offices)

(303) 444-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  On September 29, 2012, Mr. David Nicholas tendered his resignation as a director of New Frontier Media, Inc. (the “Company”), effective immediately.  Mr. Nicholas indicated that he was resigning as a result of a disagreement with decisions made by the special committee of the Company’s board of directors, which solely consists of independent directors.  Mr. Nicholas’s resignation follows the decision by the board of directors (based on the recommendation of its nominating committee) not to nominate Mr. Nicholas for re-election and to ask for his resignation. As a result of his resignation, Mr. Nicholas also ceased to be a member of the audit committee of the Company’s board of directors as of such date. A copy of Mr. Nicholas’s resignation letter is attached hereto as Exhibit 17.1.

On October 4, 2012, the Company responded to Mr. Nicholas by means of the letter attached hereto as Exhibit 17.2.  In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Mr. Nicholas a copy of the disclosures it is making in this report (including the Company letter referenced in the immediately preceding sentence) no later than the day of filing this report with the Securities and Exchange Commission.  The Company has provided Mr. Nicholas with the opportunity to furnish it as promptly as possible with a letter addressed to the Company stating whether he agrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

17.1	Letter from David Nicholas dated September 28, 2012.

17.2	Letter from the Company to David Nicholas dated October 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2012	NEW FRONTIER MEDIA, INC.

	By:	/s/ Marc Callipari
	Name:	Marc Callipari
	Title:	Chief Legal Officer

Exhibit Index

Exhibit No.	Exhibit Description

17.1	Letter from David Nicholas dated September 28, 2012.

17.2	Letter from the Company to David Nicholas dated October 4, 2012.